Exhibit 99.1

PRESS RELEASE

US MEDIA CONTACT:
Corbin Baumel
Intervoice
(972) 454-8737
corbin.baumel@intervoice.com
FOR RELEASE July 2, 2007
New Director of Intervoice Appointed
Michael J. Willner to serve as a Director and Vice Chairman
DALLAS, July 2, 2007 — Intervoice, Inc. (NASDAQ: INTV) today announced the appointment of Michael J. Willner as a director of the Company.
Mr. Willner is founder and President of Willner Properties Services, Inc., a privately-held real estate investment company. He has been actively involved in developing, managing and leasing real estate for over 20 years. Prior to Mr. Willner’s real estate career, he practiced as both an attorney and certified public accountant. Mr. Willner serves as a director of Meridian Bank, a privately held, state chartered commercial bank headquartered in Paoli, Pennsylvania.
On July 1, 2007 Daniel D. Hammond resigned from the Company’s Board of Directors and withdrew his name as a nominee for election at the 2007 Annual Meeting, citing business as well as personal reasons. Mr. Hammond further indicated that the significant time commitment, coupled with his business commitments, contributed to his decision.
As a result of Mr. Hammond’s actions, the Board approved the appointment of Mr. Willner to the Company’s Board, effective July 1, 2007, and his nomination to stand for election at the 2007 Annual Meeting. Mr. Willner was also named Vice-Chairman of the Board.
“We regret that Mr. Hammond’s personal and business commitments will not permit him to continue to serve as a director, I want to thank Dan for his many years of contribution to Intervoice and especially his leadership in the technology direction of the Company, which is his legacy,” said Mr. Brandenburg. Mr. Brandenburg further stated that, “I am very excited that Mr. Willner has agreed to serve as a director of the Company. Mr. Willner brings to the Board a very strong business, legal and accounting background and has a high level of understanding of the Company’s business. As a successful businessman, Mr. Willner has been a significant long-term shareholder of the Company. I am confident that the Board, the Company and its shareholders will benefit from Mr. Willner’s perspectives.”
As a result of the above actions the Company has prepared and is mailing a Supplement to its proxy statement dated June 26, 2007. The Supplement and accompanying proxy card are being first sent to shareholders on approximately July 3, 2007.
The Company’s 2007 Annual Meeting of Shareholders will be held on Monday, July 23, 2007, at the InterContinental Hotel in Dallas, Texas at 3:00 p.m., local time.
IMPORTANT INFORMATION
Certain matters discussed in this press release relate to Amendment No. 1 to the Board Representation and Governance Agreement (the “Amended Agreement”) entered into between Intervoice and David W. Brandenburg, whereby the parties ended the proxy contest that was to occur in connection with the Company’s 2007 Annual Meeting of Shareholders. Pursuant to the Amended Agreement Mr. Willner was appointed to the Company’s Board and was nominated to stand for election at the 2007 Annual Meeting, became Vice-Chairman of the Board and was appointed to certain Board committees. In addition, with respect to certain matters discussed in this press release, the Company has filed revised definitive proxy materials with the Securities and Exchange Commission in connection with the Company’s 2007 Annual Meeting of Shareholders. This press release does not purport to be a complete description of the Amended Agreement or the revised definitive proxy materials and is qualified in its entirety by reference to the full text of the Amended Agreement which Intervoice intends to file with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K. The complete text of the Amended Agreement is being publicly filed to provide investors with information regarding its terms. It is not intended to provide any other factual information about Intervoice.
Intervoice also intends to file revised definitive proxy materials with the Securities and Exchange Commission containing information with respect to the revised slate of nominees being proposed for the election at the 2007 annual meeting. Shareholders are advised to read the revised definitive proxy materials as well as the definitive proxy statement, previously mailed to shareholders, and other documents related to the solicitation of proxies from shareholders of Intervoice for use at the 2007 annual meeting because they will contain important information. Revised definitive proxy materials and a form of proxy will be mailed to Intervoice’s shareholders and will be available, along with other relevant documents, at no charge, at the Securities and Exchange Commission’s website at http://www.sec.gov or by contacting Georgeson Inc. by telephone at (888) 605-7534.

Intervoice and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Intervoice shareholders. Certain information regarding the participants and their interests in the solicitation will be set forth in the revised definitive proxy materials and the definitive proxy materials for Intervoice’s 2007 annual meeting of shareholders, which will be available free of charge from the SEC at its website as indicated above.
About Intervoice, Inc.
Intervoice is a world leader in unified communications, providing scalable, switch-independent software and professional services that power standards-based voice portals, multi-channel IP contact centers, and next-generation mobile-enhanced services. Since 1983, Intervoice solutions have been used by many of the world’s leading banks, communications companies, healthcare institutions, utilities and government entities. With more than 5,000 customers in 75 countries, Intervoice helps enterprises and network operators stay competitive by offering their customers best-in-class services. Intervoice Voice Portal, IP contact center software, IMS-enabled messaging products, Media Exchange platform and custom-built and packaged applications are available on-premise and, selectively, as managed or hosted services by Intervoice. For more information, visit www.intervoice.com.
Forward-Looking Statements
Intervoice has included in this press release certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management’s current beliefs. All statements other than statements of historical fact in this press release are forward-looking statements. Readers are cautioned to read the risks and uncertainties, described in the Company’s filings with the Securities and Exchange Commission, including without limitation, the risks and uncertainties set forth under the caption entitled “Cautionary Disclosures to Qualify Forward Looking Statements” in the Company’s Annual Report filed on Form 10-K and Quarterly Reports filed on Form 10-Q. Intervoice cautions current and potential investors that such risks and uncertainties could result in material differences from the forward-looking statements in this press release.
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